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                                                                    EXHIBIT 10.9

                               EMPLOYEE AGREEMENT

                 THIS AGREEMENT (the "Agreement") made and entered into effective as of October 1, 1997, by and between EAGLE USA AIR FREIGHT, INC., a Texas corporation with its principal office at 3838 N. Sam Houston Parkway, Suite 510, Houston, Harris County, Texas 77032 (the "Company"), and Donald P. Roberts, an individual residing in Montgomery County, Texas ("Employee");

                              W I T N E S S E T H:

                 WHEREAS, Employee has resigned from service as an officer of the Company and from any executive functions with the Company effective as of the date of this Agreement; and

                 WHEREAS, Employee and the Company agree to provide herein a waiver and release of claims in consideration for this Agreement; and

                 WHEREAS, the Company desires to secure the further services of Employee in the capacity as an employee and advisor to the Company; and

                 WHEREAS, in consideration of such arrangements, which arrangements represent the mutual and respective desires of both Employee and the Company, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

                 NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

                 1. Resignation by Employee: Effective as of October 1, 1997 (the "Effective Date"), Employee hereby resigns as Chief Marketing Officer of the Company. Employee further resigns from any other executive position or office relating to the affairs of the Company except membership on the Company's Board of Directors.

                 2. Continued Employment Relationship: During the Employment Term (as defined below), Employee shall perform such services as the President of the Company shall request. In performing such services, Employee shall not be an officer of the Company. Notwithstanding anything to the contrary contained herein, any such services requested of Employee shall:

                          (i) be requested by written notice to Employee at least three days prior to the time the Company desires Employee to perform such services; shall be during regular business hours of the Company or such times for entertainment as are in accordance with Employee's past practice with the Company or such other times as mutually agreed; shall be utilized in increments of no less than five hours; and shall not be required to be performed on any date that Employee has specified by written notice to the Company at least ten days in advance ("Unavailability Dates") but not to exceed ten Unavailability Dates per calendar month, or any two (2) consecutive periods for vacation of not less than ten (10) days, such periods aggregating not more than twenty- one Unavailability Dates during a calendar year





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         which he designates as vacation, it being understood that Employee will be engaging in other personal and business activities and travel related thereto;

                          (ii) relate to entertaining customers of the Company, interviewing prospective employees of the Company, attending and participating in group meetings of Company sales staff and, to the extent mutually agreed, other services or activities, including those of a type performed by Employee prior to the Effective Date;

                          (iii) not involve travel by Employee outside Harris and Montgomery Counties, Texas unless Employee specifically consents thereto which consent will not be unreasonably withheld; and

                          (iv) not require Employee to perform such services for more than thirty (30) hours in any calendar month.

Employee agrees to utilize commercially reasonable best efforts in performing such services. Except as specifically prohibited hereby, Employee may engage in other personal and business activities.

                 3.       Term:

                          (a)  Employment and Termination.  The Company hereby
engages Employee for a two year period beginning on the Effective Date and ending on September 30, 1999 (the "Employment Term"). Notwithstanding the foregoing, Employee's employment under this agreement shall terminate earlier upon:

                          (i) Employee's disability which prevents Employee from performing services, with reasonable accommodation, for any consecutive ninety-day period, or Employee's death; or

                          (ii) Written notice by the Company to Employee of termination for "Cause." For purposes of this Agreement "Cause" shall mean (A) Employee's repeated and intentional failure or refusal to perform to the reasonable satisfaction of the Company any duty or task, or more than one duty or task, delegated to him in accordance with this Agreement or Employee's repeated and intentional failure or refusal to observe and keep any and all covenants or obligations on his part to be performed or kept under the terms of this Agreement or other policies and guidelines from time to time established by the Company that are generally applicable to all employees, which repeated and intentional failure or refusal is not cured within ten days after written notice thereof from the Company, or (B) Employee's conviction of a felony crime involving theft from the Company, embezzlement or other illegal conduct which in the judgment of the Company could damage the business or reputation of the Company; or

                          (iii) Written notice by Employee to the Company that Employee is terminating the Agreement and resigning from employment hereunder because of the Company's material failure or refusal to observe and keep any material covenant or obligation on the Company's part to be performed or kept under the terms of this Agreement,





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         which material failure or refusal is not cured within ten (10) days after written notice thereof from Employee to the Company.

                          (b)  Company Obligation on Termination of Employment.
In the event of Employee's termination of employment prior to the expiration of the Employment Term, then:

                          (i) In the event such termination of employment is due to death or disability under Section 3(a)(i) or resignation due to a material breach by the Company under Section 3(a)(iii), then the Company shall be obligated to pay to Employee or his estate Employee's compensation under Section 4(a) for a period commencing on (a) the date of Employee's death, (b) the last day of the ninety (90) day disability period provided in Section 3(a)(i), above, or (c) the effective date of Employee's resignation pursuant to Section 3(a)(iii), above, and ending on the expiration of the Employment Term. At any time during the Employment Term, and to the extent possible, the Company shall maintain in full force and effect for Employee during such period specified in the immediately preceding sentence, all group insurance that Employee was entitled to participate in immediately prior to the time of such termination. Under no circumstances shall Employee be required to mitigate the amount of any payment of compensation under Section 4(a) due under this Section 3(b)(i).

                          (ii) In the event such termination occurs due to voluntary termination by Employee or due to termination by the Company for Cause under Section 3(a)(ii), the Company shall have no obligation to provide any of the compensation under Section 4 attributable to period after the date of termination of employment.

                 4.       Compensation:

                          a. Base Salary. Commencing at the Effective Date, the Company shall pay Employee during the term of Employee's employment under this Agreement a base salary equal to $300,000 per annum. The base salary, less any applicable withholding taxes, shall be paid to Employee in accordance with the Company's normal payroll practices in effect with respect to other employees of the Company.

                          b. Reimbursement for Expenses. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by him in connection with his performance of services under this Agreement; provided, however, that any out-of-pocket expense in excess of $1,000 must have been approved in advance by the Company. The Company will pay $550 per month for base dues at Lochnivar country club, but the Company shall not reimburse Employee for other country club or golf club dues or expenses (except expenses to be reimbursed pursuant to the immediately preceding sentence).

                          c. Insurance. The Company shall provide Employee with dental and medical insurance coverages at such cost and to the same extent made available by the Company to its employees generally.





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                          d.      Incentive Plan.  Employee shall not be
         eligible to participate in the Company's Five-Year Incentive Plan and no additional amounts shall be owed to Employee with respect thereto for any period after the Effective Time.

                          e. Company Vehicle. As soon as practicable following the Effective Date, the Company shall transfer to Employee title to the Company vehicle furnished to Employee by the Company immediately prior to the Effective Date, and Employee shall after the Effective Date be responsible for all expenses associated with the vehicle.

                          f. 401(k) Plan. Employee shall be entitled to participate in the Company's 401(k) Plan.

                 5. Disclosure of Proprietary Information: Employee recognizes and agrees that he has and will continue to have access to a substantial amount of proprietary, confidential and trade secret information and materials (collectively "Proprietary Information") relating to the Company's customers, pricing structures and policies, credit terms, and to the business of the Company. The Proprietary Information has been and will continue to be disclosed or made available to him exclusively in connection with the performance of services for the Company and the performance of his duties as a director of the Company. Employee shall not publish, disseminate, distribute, disclose, sell, assign, transfer, copy, remove from the Company's premises, commercially exploit, or otherwise make use of any Proprietary Information to or for the use or benefit of Employee or any other person, firm, corporation or entity, except as specifically authorized in writing by the Board of Directors of the Company or as required for the due and proper performance of his duties and obligations under this Agreement. In addition, Employee shall employ all necessary safeguards and precautions in order to insure that unauthorized access to the Proprietary Information is not afforded to any person, firm, corporation or entity. Employee agrees that he shall continue to maintain the confidentiality of the Proprietary Information at all times except: (i) if the information becomes readily ascertainable by the public (other than by reason of a breach of this Section 5), and, when viewed as a whole does not qualify for legal protection, or (ii) if disclosure is required pursuant to order of a court of competent jurisdiction.

                 6. Noncompetition and Related Matters: Conditioned upon the Employee not having terminated employment under Section 3(a)(iii), Employee agrees that during the Employment Term and for a period of 2 years following the expiration of the Employment Term (the "Non-compete Period"), he shall not, directly or indirectly, as an owner, operator, employee, representative, shareholder, officer, director, partner, venturer, equityholder, consultant, advisor or in any other capacity, within a one hundred (100) mile radius of any location where the Company (directly or through agents or others) is operating, or at any time during the Employment Term is planning to operate, (i) engage in any business activity in direct competition with the business in which the Company is currently engaged, (ii) solicit such business from any of the customers or accounts of the Company, or (iii) become the employee of, or otherwise render services to or on behalf of, any enterprise which competes directly with the current business of the Company. Notwithstanding the foregoing, Employee may purchase or otherwise acquire up to (but not more than) 5 percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise), whether or not such enterprise is in competition with the Company, if





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such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

                 7. No Solicitation: Employee agrees that he shall not, directly or indirectly, during the Non- compete Period, (i) take any action to solicit or divert any business or customers away from the Company, (ii) induce customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company to terminate, reduce or diminish any such association or business with or from the Company and/or (iii) induce any person in the employment of the Company or any exclusive consultant to the Company to (A) terminate such employment or consulting arrangement or (B) accept employment or enter into any consulting arrangement with anyone other than the Company.

                 8. Nondisparagement: As a material inducement to the Company to enter into this Agreement, Employee agrees that during the Non-compete Period he will not (i) publicly criticize or disparage the Company or any affiliate, or privately criticize or disparage the Company or any affiliate in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or any affiliate in any community in which the Company or any affiliate is engaged in business; or (ii) intentionally commit damage to the property of the Company or any affiliate or otherwise engage in any illegal conduct which is injurious to the business or reputation of the Company or any affiliate. As used in this Agreement, the term "affiliate" means the Company; any direct or indirect subsidiary of the Company; any other entity in which the Company, or any of its direct or indirect subsidiaries owns more than 50% of the outstanding equity interests; any officer, director or employee of the Company or of any of the foregoing entities, but only to the extent that the proscribed activity of Employee described above in this Section 8 deals with or concerns any such officer, director or employee in their role as such officer, director or employee, or relates to their business activities or skills; and any former officer, director or employee of the Company or of any of the foregoing entities, but only to the extent that the proscribed activity of Employee described above in this Section 8 deals with or concerns any such officer, director or employee in their role as such officer, director or employee, or relates to their business activities or skills.

                 9. Injunctive Relief: Employee recognizes and agrees that any violation of any of the provisions contained in Sections 5, 6, 7 or 8 hereof will cause such damage or injury to the Company as would be irreparable and continuing, that the exact amount of such damage might be difficult to ascertain and that, for such reason, among others, the Company shall be entitled, as a matter of course, to a temporary restraining order and a temporary and permanent injunction restraining any further violation of any such provision. Such right to injunctive relief shall be in addition to, and not in limitation of, any other rights and remedies the Company may have against Employee, including without limitation the right to recover damages for any breach or threatened breach, including without limitation the recovery of damages from Employee. Employee specifically agrees that such limitations as to the period of time, geographic area and type and scope of restriction on his activities specified in this Agreement are reasonable and necessary for the protection of the goodwill or other business interests of the Company and its affiliates. If any provision of this Agreement is found by a court of competent jurisdiction to be unreasonably broad, oppressive or unenforceable, such court (i) shall narrow the scope of this Agreement in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable, and (ii) to the fullest extent permitted by law, shall enforce this Agreement as though reformed.





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                 10.      Releases:

                          a. Except with respect to Employee's right to the benefits set forth in this Agreement, the sufficiency of which is hereby acknowledged, Employee hereby releases, acquits and forever discharges (i) the Company from any and all "Claims" (as hereinafter defined) against the Company including any and all Claims on account of, related to, or arising out of the facts and circumstances surrounding Employee's employment or termination of employment as an officer of the Company or its affiliates which Employee ever had, now has or may have from the date of his commencement of employment with the Company to the date of his resignation as an officer of the Company, and (ii) the officers, Directors and employees of the Company and its affiliates from any and all Claims known to Employee at the date hereof, including any and all Claims on account of, related to, or arising out of the facts and circumstances surrounding Employee's employment or termination of employment as an officer of the Company or its affiliates which Employee ever had, now has or may have from the date of his commencement of employment with the Company to the date of his resignation as an officer of the Company. "Claims" shall mean any damages, losses, causes of action, expenses, claims, demands and liability of whatever kind and character, including, but not limited to, any claims, such as those of any federal, state, or local law dealing with discrimination in employment. The Company agrees that this release shall not affect any right or Claim that Employee has pursuant to any director's and officer's liability insurance policy maintained by the Company to be indemnified and insured, from and after the date of this Agreement, for any Claims arising against Employee as a result of his service as an officer and a director of the Company.

                          b. Except with respect to the Company's rights set forth in this Agreement, the sufficiency of which are hereby acknowledged, the Company and its affiliates hereby release, acquit, and forever discharge Employee, his personal legal representatives and heirs, from any and all Claims against Employee known to the Company or its affiliates at the date hereof, including any and all Claims on account of, related to, or arising out of the facts and circumstances surrounding Employee's employment or termination of employment as an officer of the Company or its affiliates, which the Company or its affiliates ever had, now has or may have from the date of Employee's commencement of employment with the Company to the date hereof; and the Company hereby agrees to indemnify, defend and hold Employee harmless with respect to any claim, demand or action related to the Claims released in this Section 10.b.

                          c. Notwithstanding anything to the contrary contained herein, this Section 10 shall not in any way affect any existing right or claim of Employee to exercise and acquire capital stock of the Company pursuant to any stock option, warrant or other contractual right.

                 11. Effect of Prior Agreements: This Agreement contains the entire understanding between the parties hereto relating to the subject matter hereof and supersedes any other prior agreement between the Company and Employee, it being specifically agreed that the Chief Marketing Officer Employment Agreement dated October 10, 1996 between the Company and Employee is hereby terminated and all parties are released from any obligation thereunder.





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                 12.      General Provisions:

                          a. Nonassignability. Except as otherwise provided herein, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void; and further provided, that any such benefit to Employee hereunder shall not in any way be subject to the debts, contracts, liabilities, engagements or torts of Employee, nor shall it be subject to attachment or legal process for or against Employee.

                          b. Applicable Law; Jurisdiction. The parties intend and agree that the terms and provisions of this Agreement and the performance of the parties hereunder shall be governed only by the laws of the State of Texas. The parties agree to submit exclusively to the jurisdiction of the courts located in Harris County, Texas with respect to any matter arising under this Agreement or its enforcement and that such jurisdiction shall be exclusive over the jurisdiction of any courts located outside of Harris County, Texas.

                          c. Source of Payment. All payment provided in this Agreement shall be paid in cash from the general funds of the Company, and no special or separate funds shall be established and no other segregation of assets shall be made to assure payments.
         Employee shall have no right, title, or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this provision, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                 13.      Modification and Waiver:

                          a. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                          b. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement





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         of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

                 14. Notices: All written notices or communications hereunder shall be addressed as follows:

                          To the Company:

                                  Eagle USA Air Freight, Inc.
                                  3838 N. Sam Houston Pkwy.
                                  Suite 510
                                  Houston, Texas 77032
                                  Attn.: James R. Crane, President

                          To Employee:

                                  Donald P. Roberts
                                  3 Lace Wing
                                  The Woodlands, Texas 77380

                          With a copy to:

                                  Leonard J. Meyer, Esq.
                                  Zimmerman, Axelrad, Meyer, Stern & Wise, P.C. 3040 Post Oak Blvd.
                                  Suite 1300
                                  Houston, Texas  77056

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

                 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has signed this Agreement, all as of the day first above written.

                                        EAGLE USA AIR FREIGHT, INC.


                                        By:/s/ Douglas A. Seckel
                                           ------------------------------------


                                        /s/ Donald P. Roberts
                                        ---------------------------------------
                                        Donald P. Roberts ("Employee")





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